Exhibit 99.1

News Release

COMMUNITY BANK SYSTEM, INC.
5790 Widewaters Parkway, DeWitt, N.Y. 13214	For further information, please contact:
Scott A. Kingsley,
EVP & Chief Financial Officer
Office: (315) 445-3121

Community Bank, N.A. Invests in Future with New
Customer Processing Initiative

Dewitt, NewYork - July 7, 2009 Community Bank, N.A., a wholly-owned subsidiary of Community Bank System, Inc. (NYSE: CBU), announced it is making a long-term, strategic investment in a new integrated core processing system which will enable expanded and improved service capabilities for its customers and, when fully implemented, it is expected to lower the Bank’s operational costs into the future.

Mark E. Tryniski, President & CEO commented, “We understand the essential role that technology plays in providing superior service capabilities and in supporting our nationally recognized customer satisfaction rankings.  Our evaluation process was supported by a leading consulting firm and included multiple core system products and providers.  Our new technology system, the SilverLake System from Jack Henry Banking, is an “in-house” platform that we anticipate implementing in the later half of 2010.  We expect this important strategic investment will deliver high-value benefit to our customers and our shareholders through improved operational and customer service capabilities and lower operating costs.”

Headquartered in DeWitt, N.Y., Community Bank System, Inc. has $5.3 billion in assets and over 150 customer facilities across Upstate New York, where it operates as Community Bank, N.A., and Northeastern Pennsylvania, where it is known as First Liberty Bank & Trust.  Its other subsidiaries include: Benefit Plans Administrative Services, Inc., an employee benefits administration and consulting firm with offices in Upstate New York, Pittsburgh and Philadelphia, Pennsylvania and Houston, Texas; the CBNA Insurance Agency, with offices in three northern New York communities; Community Investment Services, a broker-dealer delivering financial products throughout the company's branch network; and Nottingham Advisors, a wealth management and advisory firm with offices in Buffalo, N.Y., and North Palm Beach, Florida.  For more information, visit: www.communitybankna.com or www.firstlibertybank.com.

Statements made in this news release that are not historical facts are forward-looking information.  Actual results may differ materially from those projected in any forward-looking information.  Specifically, there are a number of important factors that could cause actual results to differ materially from those anticipated by any forward-looking information.  Additional information on these and other factors, which could affect the Company’s financial results, are included in its Securities and Exchange Commission (SEC) filings on Form 10-K, and potential investors should review these statements.  Finally, there may be other factors not mentioned above or included in the Company’s SEC filings that may cause actual results to differ materially from any forward-looking information.
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